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                                                   Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039

(MISSION RESOURCES LOGO)                                            NEWS RELEASE

CONTACT: Ann Kaesermann
         Vice President - Accounting & Investor Relations, CAO investors@mrcorp.com
         (713) 495-3100

          MISSION RESOURCES COMPLETES $15 MILLION DEBT-FOR-EQUITY SWAP

HOUSTON, MARCH 15, 2004 - MISSION RESOURCES CORPORATION (NASDAQ: MSSN) announced today that it has acquired $15.0 million of its 10 7/8% Senior Subordinated Notes due 2007 (the "Notes") for 6,000,000 shares of the Company's common stock. The transaction was completed with a subsidiary of Harbert Management Corp. The Company has also committed to file a registration statement on Form S-3 with the SEC to register the resale of these shares.

"We are pleased to complete this very important step toward strengthening our balance sheet by converting an additional $15 million of debt to equity," said Mission Chairman, President and Chief Executive Officer, Robert L. Cavnar. "We have now eliminated approximately $57 million of debt and over $5 million of annual interest expense. We believe this transaction completes the equity phase of our recovery program and positions us well in our negotiations to replace our existing senior credit facility."

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin (West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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